Exhibit 10.1

Execution Copy

CONTRIBUTION AGREEMENT
(Brazil)

THIS  CONTRIBUTION AGREEMENT (the “Agreement”) is entered into as of October 2, 2007 (the “Effective Date”) by and between HowStuffWorks, Inc., with its principal office located at 3350 Peachtree Road, Suite 1500, Atlanta, Georgia 30326 (“Contributor”), and HSW International, Inc., with its principal office located at 3350 Peachtree Road, Suite 1150, Atlanta, Georgia 30326  (“Company”) (Contributor and Company are collectively referred to herein as the “Parties” and individually a “Party”).

WHEREAS, Contributor is engaged in the publication and distribution of certain reference information in digital form via the website www.howstuffworks.com (the “Site”); and

WHEREAS, Company is a newly formed corporation to which Contributor is licensing and/or otherwise contributing certain intangible and intellectual properties (collectively, the “Properties”) pursuant to this Agreement and substantially similar agreements with respect to different territories and a certain Merger Agreement (the “Merger Agreement”) dated as of April 20, 2006, as amended on January 29, 2007 and further amended on August 23, 2007, by and among Contributor, Company, HSW International Merger Corporation and INTAC International, Inc., in a series of transactions that collectively are intended to qualify for non-recognition treatment under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

1.                                      DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings ascribed to them below.

“Agreement” shall have the meaning set forth above in the preamble.

“Code” shall have the meaning set forth above in the recitals.

“Company” shall have the meaning set forth above in the preamble.

“Content” means collectively the Licensed Content and the Sublicensed Content, but, for the avoidance of doubt, excluding the Portuguese translations of the Licensed Content and Sublicensed Content.

“Contributed Content” means the right to render Portuguese translations of, the right to publish and otherwise use any and all actual renderings in the Portuguese language and all such actual renderings, of any and all of the Licensed Content and Sublicensed Content (and further providing that Contributed Content shall include, with respect to limited excerpts thereof that are either not translatable into Portuguese or for which the common, universal understanding of the term is in English, the right to render and include as part of the Portuguese language rights such limited excerpts of the Licensed Content and Sublicensed Content in the English language) solely in digital and/or electronic medium.

“Contributor” shall have the meaning set forth above in the recitals.

“Effective Date” shall have the meaning set forth above in the preamble.

“Intellectual Property Rights” means (i) any works of authorship or expression, whether or not copyrightable, including moral rights (as defined below) and copyrights recognized by domestic or foreign law, together with any renewal or extension thereof and all rights deriving there from; (ii) any logos, trademarks, service marks, trade names and trade dress, and all goodwill relating thereto; (iii) any idea, design, concept, technique, methodology, process, invention or discovery, whether patentable or not, all United States and foreign patents, patent applications, utility models, certificates of invention and all continuations, continuations-in-part, extensions, renewals, divisions, re-issues and re-examinations relating thereto; and (iv) any trade secrets, know-how, technology licenses, confidential information, shop rights and other intellectual property rights owned or claimed and embodied therein, or associated therewith, or similar rights protectable under any laws or international conventions throughout the world, and in each case including any improvements, enhancements or modifications to or derivatives from any of the foregoing, and the right to apply for registrations, certificates, or renewals with respect thereto and the right to prosecute, enforce, obtain damages relating to, settle or release any past, present, or future infringement thereof.

“Licensed Content” means the text, images, designs, graphics, artwork and any and all other forms of content, that are owned by Contributor and that are posted on the Site on or before the Effective Date, excluding Contributor’s trademarks and design marks.

“Merger Agreement” shall have the meaning set forth above in the recitals.

“Party” and “Parties” shall have the meaning set forth above in the preamble.

“Properties” shall have the meaning set forth above in the recitals.

“Proprietary Notices” shall have the meaning set forth in Section 3.5.

“Site” shall have the meaning set forth above in the recitals.

“Sublicensed Content” means the text, images, designs, graphics, artwork and any and all other forms of content, that are or have been licensed to Contributor by third parties pursuant to Third Party Licenses and that are or have been posted on the Site on or before the Effective Date, as specified on Schedule A hereto.

“Territory” means Brazil and any and all current and future ULR addresses and domain names for Brazil, including .BR.

“Third Party Content” shall have the meaning set forth in Section 2.4.

“Third Party Licenses” means, collectively, the licenses from third parties granting Contributor the right to use the Sublicensed Content, as set forth on Schedule A hereto. A “Third Party License” means an individual reference to each of the Third Party Licenses.

“Third Party Licensors” means the licensors under the Third Party Licenses.

2.                                      LICENSE GRANT

2.1                                 Contributed Content.   Contributor hereby contributes the Contributed Content to Company by granting to Company a perpetual, fully paid up, royalty-free, sublicensable, exclusive (even as to Contributor) license in the Territory to the Contributed Content. For the avoidance of doubt, the foregoing license includes, but is not limited to, the right to display, publish, transmit, copy, publicly perform, distribute and modify/create derivative works of the Contributed Content in the digital and/or electronic medium in the Territory.

2.2                                 Content.   Subject to the terms and conditions of this Agreement, Contributor hereby grants to Company a limited, perpetual, fully paid up, royalty-free, non-sublicensable, non-transferable (except as set forth in Section 10.1), exclusive (even as to Contributor) license in the Territory to:  (i) use the Content solely for purposes of translating it into the Portuguese language for the purposes thereby of creating Contributed Content; and (ii) use limited excerpts of the Licensed Content translated into the Portuguese language in print format with limited distribution to businesses solely for purposes of marketing, business development, financings and other similar legitimate business purposes, provided that any such limited print excerpts are not distributed publicly. With respect to the foregoing grant in (ii), Company shall provide copies of relevant portions of such printed materials to Contributor, for Contributor’s prior written approval which shall not be unreasonably withheld and provided further that in the event that Contributor does not notify Company of its disapproval within ten (10) business days after receipt thereof from Company, then Contributor shall be deemed to have approved such materials. Company’s inadvertent failure to submit any such materials to Contributor for approval hereunder shall not be deemed to be a material breach under this Agreement.

2.3                                 Limitation with Respect to Contribution of Sublicensed Content.   The license granted in Section 2.1 above with respect to the Portuguese language digital publishing rights in the Territory to Sublicensed Content, is limited by and subject to the terms, conditions and restrictions set forth in the applicable Third Party Licenses, and Company agrees to comply with all applicable terms, conditions and restrictions set forth or imposed on it under or pursuant to its sublicense of rights under each such Third Party License, which are provided to Company in writing. The expressed intent of this Section 2.3 is to clarify that the Contributor is transferring and contributing to Company all Portuguese language digital publishing rights with respect to the Territory held by Contributor on the Effective Date, but that, which respect to the Sublicensed Content, Contributor can and is transferring and contributing to Company all rights, but only those rights, which belong to and are held by Contributor pursuant to the Third Party Licenses.

2.4                                 Third Party Content.   The Content may contain text, images, designs, graphics, artwork, links and other content owned by and/or proprietary to third parties, including, without limitation, Sublicensed Content under the Third Party Licenses (“Third Party Content”). With respect to all Third Party Content, the representations and warranties made by Contributor under Section 6.1 below and Contributor’s indemnification obligations as set forth in Section 7.1, shall be limited in accordance with the rights that Contributor has from the Third Party Content providers. Company agrees to be bound by the terms and restrictions applicable to and/or governing any Third Party Content, as communicated in writing by Contributor to Company.

2.5                                 Use of Subcontractors.   Company may use subcontractors to exercise any of the rights granted to it in Section 2.2, provided that (i) each subcontractor agrees in writing to protect Contributor’s and Third Party Licensors’ proprietary rights in the Content in a manner and to an extent consistent with Section 2.3 and Article 3 of this Agreement; and (ii) Company remains solely liable to Contributor for the acts and omissions of any subcontractor.

2.6                                 Update Agreement.   With respect to future changes made by Contributor to the Content on the Site or new content added by Contributor to the Site after the Effective Date hereof, Contributor contributes to and grants to Company the right to enter into an Update Agreement in substantially the form attached as Exhibit G to the Merger Agreement, which Update Agreement shall be executed contemporaneously herewith.

3.                                      PROPRIETARY RIGHTS

3.1                                 Licensed Content Ownership.   Contributor shall be the sole and exclusive owner throughout the world of, and retain all right, title and interest in and to, the Licensed Content and all Intellectual Property Rights therein and thereto, provided, however, that Company shall hold in perpetuity the rights granted to it under Section 2.1, including the right to transfer and assign such rights as provided in Section 10.1.

3.2                                 Sublicensed Content Ownership.   Third Party Licensors shall be the sole and exclusive owners throughout the world of, and retain all right, title and interest in and to, the Sublicensed Content and all Intellectual Property Rights therein and thereto, provided, however, that subject to Company’s performance of its obligations as a sublicensee under the Third Party Licenses, Company shall hold the rights to which it is entitled pursuant to Section 2.3.

3.3                                 Contributed Content Ownership.   Company shall be the sole and exclusive owner throughout the world of, and retain all right, title and interest in and to, the Contributed Content and all Intellectual Property Rights therein and thereto, subject to Contributor’s (and its Third Party Licensors’) rights in the underlying Licensed Content and Sublicensed Content.

3.4                                 Reserved Rights in the Content.   All rights in and to the Content not expressly granted herein to Company are reserved by Contributor and the Third Party Licensors. Company shall neither acquire nor claim any right, title or interest in or to the Content, except its rights in the Contributed Content as defined in this Agreement. Company shall not, directly or indirectly, challenge Contributor’s retained rights hereunder or take any other action which Company reasonably knows will impair or diminish Contributor’s rights in the Content.

3.5                                 Proprietary Notices.   The Contributed Content shall bear appropriate copyright and/or credit notices as designated by Contributor and set forth on Schedule B, which may be amended from time to time in writing by Contributor (the “Proprietary Notices”) or as designated in writing by Third Party Content providers. The Proprietary Notices shall not be removed or obscured, and shall be reproduced on all copies of the Contributed Content.

3.6                                 Removal of Content.   Company acknowledges and agrees that Contributor may, with respect to any Content, or a portion thereof, request Company to remove or cease using and/or distributing the translated version thereof in the event that Contributor reasonably believes that such Content may be in violation of law or the proprietary or contractual rights of a third party, and Company will cooperate with Contributor in that regard.

4.                                      PARTIES’ OBLIGATIONS

4.1                                 Obligations of Contributor.   Contributor will make the Content available to Company in the English language in a digital format promptly upon the Effective Date. Contributor shall not, directly or indirectly, amend or otherwise modify any existing agreements relating to Content or enter into any new agreements relating to Content, to the extent that such amendment, modification or new agreement would adversely affect Company’s rights hereunder. Contributor shall, at Company’s reasonable request and cost, use commercially reasonable efforts to assist Company in any claims or actions brought by Company against third parties pursuant to Section 4.2.

4.2                                 Obligations of Company.   Company shall be responsible for (i) translating the Content into the Portuguese language, and (ii) ensuring that all uses of the Contributed Content are at all times in compliance with all applicable laws, rules, regulations and ordinances. Company shall be solely responsible for, at its sole discretion, instituting and pursuing any and all claims and actions against third parties in respect of infringement of the Contributed Content by such third party or unfair competition by such third party with respect to the Contributed Content, in each case within the Territory.

5.                                      CONSIDERATION.   This Contribution of the Contributed Content to Company, and the related rights and privileges granted to Company pursuant to this Contribution Agreement are expressly intended to be performance by Contributor of its property contribution obligations pursuant to the Merger Agreement, and the transfer of property and the intangible and intellectual rights hereunder shall be construed at all times so as to conform with the requirements of the Merger Agreement and Code Section 351 .

6.                                      WARRANTIES

6.1                                 By Contributor.   Contributor represents and warrants to Company that (i) it has the full power and authority to enter into this Agreement; (ii) it has all rights necessary rights to transfer the Contributed Content and grant the licenses set forth herein; and (iii) Company’s use of the Licensed Content and Sublicensed Content as authorized herein does not and will not infringe or misappropriate any third party Intellectual Property Rights.

6.2                                 By Company.   Company represents and warrants to Contributor that (i) it has the full power and authority to enter into this Agreement; (ii) it has all rights necessary to fulfill its obligations hereunder; (iii) it will not use the Content or any portion thereof in violation of any applicable law, rule, statute, regulation, or ordinance; (iv) it will not use or modify the Content or any portion thereof in any way that infringes or misappropriates any third party Intellectual Property Rights, provided, however that the foregoing warranty shall not (a) limit Contributor’s warranty under Section 6.1(iii), (b) apply with respect to modified Content  provided by Contributor to Company under the Services Agreement, and (c) apply with respect to modifications to the Content made by or at Contributor’s explicit written request, with the exception of any translations to such modified Content or any derivative works to such modified Content made by or on behalf of Company; and (v) it will ensure that the Contributed Content is at all times in compliance with all applicable laws, rules, statutes, regulations and ordinances.

6.3                                 Disclaimer.   Except for the express warranties and representations set forth in this Agreement, neither Party makes any warranties, whether express, implied or otherwise. Each Party expressly disclaims all other warranties and representations, whether express, implied or statutory, including, without limitation, the implied warranties of merchantability, fitness for a particular purpose, non-infringement and accuracy.

7.                                      INDEMNITY

7.1                                 By Contributor.   Contributor hereby agrees to defend, indemnify and hold harmless Company, its officers, directors, employees and agents against any and all claims, demands, causes of action, judgments, damages, penalties, losses, liabilities, costs and expenses (including reasonable attorney fees’ and court costs) arising out of or resulting from (i) Contributor’s breach of any representation or warranty under this Agreement; or (ii) third party claims that Company’s use of the Licensed Content, Sublicensed Content, or any portion thereof, as authorized herein infringes or misappropriates any third party Intellectual Property Rights. For the avoidance of doubt, the Parties acknowledge and agree that any amounts paid by Company in indemnifying a sublicensee for any claims, demands or causes of actions arising out of or resulting from Contributor’s breach of any representation or warranty under this Agreement shall be deemed losses for which Company is entitled to indemnification hereunder. Company agrees to provide Contributor with prompt written notice of any third party claim subject to indemnification, allow Contributor to have sole control of the defense of such claim and any resulting disposition or settlement of such claim; provided, however, that Company may participate in the defense of a claim at its own expense. Notwithstanding the foregoing, any delay by Company in providing notice as required hereunder shall not relieve Contributor of its indemnification obligations except and only to the extent that Contributor was prejudiced by such delay.

7.2                                 Contributor Rights.   If Contributor determines that the Content or any portion thereof, becomes, or is likely to become, the subject of an infringement claim or action, Contributor may at its sole option:  (i) procure, at no cost to Company the right to continue using such Content, or portion thereof, as applicable; (ii) replace or modify the Content, or portion thereof, as applicable to render it non-infringing; or (iii) if, in Contributor’s reasonable opinion, neither (i) nor (ii) above are commercially feasible, Contributor may remove such Content from the scope of this Agreement.

7.3                                 Exceptions.   Contributor will have no liability under Section 7.1 for any claim or action where:  (i) such claim or action would have been avoided but for modifications (other than the Portuguese translation) of the Content, or any portion thereof, made by Company or a third party on Company’s behalf; (ii) such claim or action would have been avoided but for Company’s or a third party on Company’s behalf combining or using the Content, or any portion thereof, with other content or materials; (iii) such claim or action would have been avoided but for Company’s failure to implement the infringement remedy of removal as requested, if at all, by Contributor under Section 3.6 or Section 7.2; or (iv) Company’s use of the Content, or any portion thereof, is not in compliance with the terms of this Agreement and such claim would have been avoided but for such non-compliance.

7.4                                 By Company.   Company hereby agrees to defend, indemnify and hold harmless Contributor, its licensors, and its and their officers, directors, employees and agents against any and all claims, demands, causes of action, damages, judgments, penalties, losses, liabilities, costs and expenses  (including reasonable attorneys’ fees and court costs) arising out of or resulting from (i) Company’s breach of any representation or warranty under this Agreement; (ii) Company’s use of the Content in a manner in breach of the terms and conditions of this Agreement; or (iii) third party claims that the Contributed Content, or any portion thereof, infringes or misappropriates any third party Intellectual Property Rights. Contributor agrees to provide Company with prompt written notice of any third party claim subject to indemnification, allow Company to have sole control of the defense of such claim and any resulting disposition or settlement of such claim; provided, however, that Contributor may participate in the defense of a claim at its own expense. Notwithstanding the foregoing, any delay by Contributor in providing notice as required hereunder shall not relieve Company of its indemnification obligations except and only to the extent that Company was prejudiced by such delay.

8.                                      LIMITATION OF LIABILITY

Except for (i) the Parties’ respective indemnification obligations set forth in this Agreement; and (ii) damages arising out of either Party’s gross negligence or willful misconduct, neither Party shall be liable to the other under any legal theory or cause of action for any special, incidental, consequential or other indirect damages, including, without limitation, damages for lost profits, even if the Party has been advised of the possibility of such damages.

9.                                      TERMINATION

9.1                                 Termination by Contributor.   Contributor may terminate the licenses granted in Section 2.2 and all rights granted to Company thereunder upon written notice to Company if: (i) Company files a petition for bankruptcy or is adjudicated bankrupt; (ii) a petition in bankruptcy is filed against Company and such petition is not dismissed within ninety (90) calendar days; (iii) Company becomes insolvent or makes an assignment for the benefit of its creditors or an arrangement for its creditors pursuant to any bankruptcy law; (iv) Company discontinues the business that is covered by this Agreement; (v) a receiver is appointed for Company or its business; or (vi) Company is in material breach of any of the terms or conditions set forth herein, which breach remains uncured thirty (30) days after written notice thereof from Contributor; provided, however, that (i) such material breach was not caused by any action or inaction of Contributor, and (ii) Contributor did not prevent or limit Company’s attempts to cure such breach. Notwithstanding the foregoing, unless such extension period would create a risk of a breach by Contributor under any Third Party License, if Company is using commercially reasonable efforts to cure a material breach but is unable to do so within thirty (30) days, then the cure period will be extended for an additional sixty (60) days so long as Company continues to use commercially reasonable efforts to cure the breach.

9.2                                 Effect of Termination. Upon any termination of the licenses granted in Section 2.2, (i) all rights granted to Company thereunder shall automatically and immediately terminate, (ii) Company shall cease all use of the Licensed Content and Sublicensed Content; and (iii) Company shall return or destroy all copies of the Licensed Content and Sublicensed Content in its possession or control, regardless of the form or media. Subject to Section 2.3, any termination of the licenses set forth in Section 2.2 shall not affect Company’s rights under Section 2.1 in respect of the Contributed Content.

10.                               MISCELLANEOUS

10.1                           Assignment.   Company shall have the right to assign its license rights under Section 2.1 with respect to the Contributed Content (except as limited and restricted by Section 2.3). Except as otherwise expressly set forth herein, Company shall not assign the licenses granted in Section 2.2, including any of its rights or obligations in connection therewith, in whole or in part, by operation or law or otherwise, without the prior written consent of Contributor. Company agrees that any sublicenses or assignments of its rights hereunder granted by Company will be subject to the terms and conditions set forth herein.

10.2                           Injunctive Relief.   Company acknowledges that Company’s material breach of Articles 2, 3 or 6 would result in irreparable injury to Contributor, and therefore in the event of an actual or threatened breach, Contributor shall be entitled, in addition to all other available remedies, to seek an injunction or other equitable relief.

10.3                           Taxes.   Company is liable for any and all sales, use, excise, value added, customs fees, or other similar taxes Contributor must pay relating to the Content and the Contributed Content, provided, however that Contributor shall give Company written and prior notice of any such taxes. If Company is exempt from the payment of any such taxes, Company must provide Contributor with a valid tax exemption certificate; otherwise, absent proof of Company’s direct payment of such taxes to the applicable taxing authority, Contributor will invoice Company for and Company will pay to Contributor all such taxes. Notwithstanding anything to the contrary in this section, Contributor shall be solely responsible for all taxes based on its income.

10.4                           Notices.   All notices, consents and other communications hereunder must be in writing and delivered to the other Party at the address set below by personal delivery, certified mail (postage pre-paid), overnight delivery service or by facsimile with verified receipt of transmission, and shall be effective upon receipt (or when delivery is refused). Each Party may change its address for receipt of notice by giving notice of the new address to the other Party.

If to Contributor:                                                    HowStuffWorks, Inc.
One Capital City Plaza
3350 Peachtree Road, Suite 1500

                                                                                                                                                Atlanta, Georgia 30326
Phone:  404-760-4729
Fax:  404-760-3458
Attention:  Legal Department

If to Company:                                                               HSW International, Inc.
3350 Peachtree Road, Suite 1150
Atlanta, Georgia 30326
Phone:
Fax:
Attention: Chief Executive Officer

10.5                           Waiver.   Neither Party shall be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the waiving Party, and then only to the extent specifically set forth in such writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

10.6                           Severability.   If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby. The invalid provision shall be replaced by a valid one that achieves to the extent possible the original purpose and commercial goal of the invalid provision.

10.7                           Governing Law; Jurisdiction.   This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding its choice of laws provisions. The Parties agree that the exclusive venue and jurisdiction for any actions or disputes arising from this Agreement shall be a federal or state court in New York.

10.8                           Survival.   Any terms and conditions that by their nature should survive termination of this Agreement shall be deemed to survive. Such terms and conditions include, but are not limited to, Sections 2.1 and 9.2 and Articles 3, 6, 7, 8 and 10.

10.9                           Relationship of the Parties.   Nothing in this Agreement shall establish any relationship of partnership, joint venture, employment, franchise, or agency between the Parties. Nothing in this Agreement shall give either Party the power to bind the other Party or incur obligations on the other Party’s behalf without the other Party’s prior written consent.

10.10                     Headings.   Headings are used for purposes of reference only and shall not affect the interpretation of this Agreement.

10.11                     Construction.   This Agreement shall be construed and interpreted fairly, in accordance with the plain meaning of its terms, and there shall be no presumption or inference against the Party drafting this Agreement in construing or interpreting the provisions hereof.

10.12                     Counterparts. This Agreement may be executed in counterparts all of which taken together shall constitute one single agreement between the Parties.

10.13                     Bankruptcy Law.   The Parties intend that the licenses of Intellectual Property herein are licenses to “intellectual property” as defined in the Section 101 of the U.S. Bankruptcy Code, 11 U.S.C. § 101(35A)

and is subject in all respects to each party’s rights under Section 365(n) of the Bankruptcy Code, 11 U.S.C. § 365(n).

10.14                     Entire Agreement.   This Agreement and the Schedules attached hereto constitute the entire agreement between the Parties relating to the subject matter hereof and supersede all prior communications, whether written or oral. The Schedules are incorporated into this Agreement by this reference and are hereby made part of this Agreement. This Agreement may be amended only in a written document signed by both Parties.

[Signatures on following page]

[Signature page to Contribution Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Contributor:		Company:

HowStuffWorks, Inc.		HSW International, Inc.

By:	/s/ Jeffrey Arnold	By:	/s/ Bradley Zimmer

Name:	Jeffrey Arnold	Name:	Bradley Zimmer

Title:	Chief Executive Officer	Title:	Secretary